February 6, 2003

Mr. David J. Fermo
JPMorgan Chase Bank
522 Fifth Avenue
New York, New York 10036

Dear Mr. Fermo:

This letter sets forth the agreement between Columbus Life Insurance Company (the "Company") and JPMorgan Chase Bank ("Morgan") concerning certain administrative services.

1. ADMINISTRATIVE SERVICES AND EXPENSES. Administrative services for the Company's Separate Account (the "Account") which invests in the J. P. Morgan Series Trust II (the "Fund") pursuant to the Participation Agreement among the Company and the Fund, dated February 6, 2003 (the "Participation Agreement"), and for purchasers of variable life insurance contracts (the "Contracts") issued through the Account, are the responsibility of the Company. Certain administrative services for the Fund in which the Account invests, and shareholder services for purchasers of shares of the Fund, are the responsibility of Morgan.

         Morgan recognizes the Company as the sole shareholder of record of shares of Portfolios offered by the Fund (the "Portfolios") purchased under the Participation Agreement on behalf of the Account. Morgan further recognizes that it will derive a substantial savings in administrative and shareholder servicing expenses by virtue of having the Company as the shareholder of record of shares of the Fund purchased under the Participation Agreement, rather than multiple shareholders having record ownership of such shares. The administrative and shareholder servicing expenses for which Morgan will derive such savings are set forth in Schedule A to this letter agreement.

2. EXPENSE PAYMENTS. (a) In consideration of the anticipated administrative and shareholder servicing expense savings resulting from the Company's services set forth above, Morgan agrees to pay the Company a fee (the "Fee"), computed daily and paid monthly in arrears, equal to the following percent of the daily net asset value of the shares of the Portfolios held in the subaccount of the Account:

                  J. P. Morgan Mid Cap Value Portfolio             0.25%.


         (b) As soon as practicable after the end of each month, Morgan will calculate Company's fee for the preceding month as stated in this Paragraph 2 and pay such

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         fee to Company. For purposes of this paragraph 2, the average daily net asset value of the shares of the Fund will be based on the net asset values reported by such Fund to the Company.

3. NATURE OF PAYMENTS. The parties to this letter agreement recognize and agree that Morgan's payments to the Company relate to administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of shares of the Fund, and that these payments are not otherwise related to investment advisory or distribution services or expenses. The amount of administrative and shareholder servicing expense payments made by Morgan to the Company pursuant to Paragraph 2 of this letter agreement will not be deemed to be conclusive with respect to actual administrative and shareholder servicing expenses or savings of Morgan.

4. REPRESENTATIONS. The Company represents and warrants that in performing the services and receiving the compensation described in this letter agreement it will comply with all applicable laws, rules and regulations.

5. TERM. This letter agreement will remain in full force and effect for so long as any assets of the Fund are attributable to amounts invested by the Company under the Participation Agreement, unless terminated in accordance with Paragraph 6 of this letter agreement. Fees will continue to be due and payable with respect to the shares attributable to existing Contracts for only so long as such payments comply with applicable laws, rules and regulations.

6. TERMINATION. This letter agreement will be terminated upon mutual agreement of the parties hereto in writing.

7. AMENDMENT. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

8. COUNTERPARTS. This letter may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

9. SUCCESSORS AND ASSIGNS. This letter agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative and shareholder servicing expenses payments, please sign below and return a signed copy to us.

                           Very truly yours,


                           COLUMBUS LIFE INSURANCE COMPANY

                           By:__________________________________



Acknowledged and Agreed:

JPMORGAN CHASE BANK

By:_______________________________
         David  J. Fermo
         Vice President

Attachment:       Schedule A


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                                   SCHEDULE A

Maintenance of Books and Records
--------------------------------

o    Record issuance of shares
o    Record transfers (via net purchase orders)
o Reconciliation and balancing of the separate account at the fund level in the general ledger, at various banks and within systems interface

Communication with the Fund
---------------------------

o    Purchase Orders

     -    Determination of net amount available for investment by the Fund
     - Deposit of receipts at the Fund's custodian (generally by wire transfer)
     - Notification of the custodian of the estimated amount required to pay dividend or distribution o Redemption Orders
     - Determination of net amount required for redemptions by the Fund - Notification of the custodian and Fund of cash required to meet payments - Cost of share redemption

o    Daily pricing

Processing Distributions from the Fund
--------------------------------------

o    Process ordinary dividends and capital gains
o    Reinvest the Fund's distributions

Report
-------
o    Periodic information reporting to the Fund

Fund-related Contractowner Services
------------------------------------

o Financial consultant's advice to contractowners with respect to Fund inquiries (not including information about performance or related to sales)
o    Communications to contractowners regarding Fund and subaccount performance

Other Administrative Support
----------------------------

o Providing other administrative support for the Fund as mutually agreed between the Company and the Fund or the Adviser
o Relieving the Fund of other usual or incidental administrative services provided to individual contractowners